Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793

GLATFELTER REPORTS FIRST QUARTER 2019 RESULTS

YORK, Pennsylvania – April 30, 2019 – Glatfelter (NYSE: GLT) a leading global supplier of engineered materials, today reported its results for the first quarter of 2019.  Due to the divestiture of Specialty Papers, its results are classified as discontinued operations for all periods presented in this release.  The Company’s first quarter 2019 and 2018 results are summarized in the following table:

	Three months ended March 31
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$5,286	$0.12	$5,716	$0.13
Income from continuing operations	4,603	0.10	2,264	0.05
Adjusted earnings from continuing operations	7,283	0.16	3,904	0.09

On an adjusted basis, earnings from continuing operations for the first quarter of 2019 were $7.3 million, or $0.16 per share compared with $3.9 million, or $0.09 per share, for the same period a year ago.  Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release.

Consolidated net sales totaled $229.1 million and $211.2 million for the three months ended March 31, 2019 and 2018, respectively.  Excluding the Steinfurt, Germany acquisition and on a constant currency basis, Advanced Airlaid Materials’ net sales increased by 19.2% and Composite Fibers’ net sales decreased by 3.3%.

“We reported solid results in the first quarter of 2019 delivering on growth targets for our Advanced Airlaid Materials business and making significant progress with the corporate cost reduction initiatives,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Airlaid Materials’ shipments and operating income grew nearly 40% compared with the first quarter a year ago, reflecting strong organic growth enabled by the Fort Smith, Arkansas capacity expansion in addition to the Steinfurt, Germany acquisition.  In Composite Fibers, shipments of food and beverage products improved, driven by single-serve coffee; however, our results were negatively impacted by weak demand for our wallcover and metallized products as well as continued disruptions in the availability of a key fiber due to a fire at the supplier’s facility.”

Mr. Parrini added, “We remain on track to deliver the previously announced $14 million to $16 million of corporate cost reductions by the end of 2020. Additionally, the recently completed debt refinancing is expected to reduce annual interest expense by $6 million in 2019 and $8 million per year going forward, giving us the flexibility and liquidity needed to fuel organic and strategic growth initiatives. And, after many years of litigation, we are pleased the court has approved the consent decree we entered into to resolve our Fox River liability.”

“As we look ahead, in Airlaid Materials, we are confident in our growth prospects and believe we will deliver performance at the higher end of our legacy growth rate estimate of 8% to 10%, and the Steinfurt acquisition is on track to deliver the previously communicated $7 million to $9 million of operating profit in 2019.  For Composite Fibers, we are encouraged by new business development activities and moderating pulp prices; however, we are monitoring the market dynamics and managing the risks in our wallcover segment and, as a result, we expect overall volumes for this business to be flat in 2019 versus 2018.  We remain confident in the strategic direction of the new Glatfelter and are optimistic about our ability to enhance shareholder value as a more stable, higher-margin, growth-oriented engineered materials company,” Mr. Parrini concluded.

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended March 31
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$5,286	$0.12	$5,716	$0.13
Exclude: Income from discontinued operations, net of tax	(683)	(0.02)	(3,452)	(0.08)
Income from continuing operations	4,603	0.10	2,264	0.05

Adjustments (pre-tax)
Strategic initiatives	107		468
Airlaid capacity expansion costs	1,014		3,033
Cost optimization actions	3,923		—
Debt refinancing	992		—
Fox River environmental matter	(2,509)		—
Timberland sales and related costs	(458)		(1,115)
Total adjustments (pre-tax)	3,069		2,386
Income taxes (1)	(389)		(566)
U.S. Tax Reform	—		(180)
Total after-tax adjustments	2,680	0.06	1,640	0.04
Adjusted earnings from continuing operations	$7,283	$0.16	$3,904	$0.09

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

First Quarter Business Unit Results

Composite Fibers

	Three months ended March 31
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	31,529	36,332	(4,803)	(13.2)%
Net sales	$128,717	$141,598	$(12,881)	(9.1)%
Operating income	11,349	15,289	(3,940)	(25.8)%
Operating margin	8.8%	10.8%

Composite Fibers’ net sales decreased $12.9 million, or 9.1%, primarily due to a 13.2% decline in shipping volumes partially offset by higher average selling prices totaling $0.9 million. Food and beverage shipping volumes were up 4.5% but were more than offset by declines in wallcover and metallized products, which were lower by 27% and 22%, respectively.  Currency translation was unfavorable by $8.2 million.

Composite Fibers’ first quarter of 2019 operating income totaled $11.3 million, a decrease of $3.9 million compared to the year-earlier quarter. Lower shipping volumes and machine downtime to manage inventory levels impacted results by $2.9 million.  Higher raw material and energy prices of $5.3 million and costs related to the disruption in the supply of a key raw material were partially mitigated by $3.0 million in benefit from our cost reduction actions and lower depreciation.  Currency translation was $1.0 million favorable compared to the year-ago quarter reflecting hedging instruments that matured, more than offsetting the impact of a lower Euro translation rate.

Glatfelter Reports First Quarter 2019 Results	page 3

Advanced Airlaid Materials

	Three months ended March 31
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	33,177	23,846	9,331	39.1%
Net sales	$100,416	$69,609	$30,807	44.3%
Operating income	10,038	7,210	2,828	39.2%
Operating margin	10.0%	10.4%

Advanced Airlaid Materials’ net sales increased $30.8 million primarily due to the Steinfurt acquisition and a 13.4% organic increase in shipping volumes reflecting strong growth in wipes, hygiene and table top products.  Higher average selling prices contributed $1.8 million and currency translation was unfavorable by $3.1 million.

Operating income for the first quarter of 2019 increased $2.8 million primarily due to higher shipping volumes which contributed $4.1 million.  Higher selling prices were offset by $2.1 million of higher raw material and energy costs. Higher depreciation from the new capacity at Fort Smith negatively impacted income by $0.9 million.

Other Financial Information

The amount of “Other and Unallocated” expense in our table of Business Unit Performance totaled $9.6 million in the first quarter of 2019 compared with $14.8 million in the first quarter of 2018. Excluding the items identified to present “adjusted earnings,” unallocated expenses declined $4.8 million in the quarter-to-quarter comparison primarily reflecting the impact of corporate cost reduction initiatives.

In the first quarter of 2019, the Company recorded an income tax provision of $1.9 million on income from continuing operations of $6.5 million.  On adjusted pre-tax income of $9.5 million, income tax expense was $2.2 million compared to $6.4 million and $2.5 million, respectively, in the first quarter of 2018.  The lower effective tax rate in the first quarter of 2019 was primarily due to the closure of certain tax audits. The Company currently estimates its full-year 2019 effective tax rate on adjusted earnings will be approximately 38%.

In February 2019, the Company entered into a new 5-year, $400 million revolving credit facility and a €220 million term loan facility.  The proceeds from the term loan facility were used to redeem, at par, all outstanding $250 million, 5.375% Notes.  As a result, the Company expects interest expense to be reduced by $6 million in 2019 compared with 2018 and $8 million on an annualized basis, thereafter.

During the first quarter, the Company entered into a consent decree with the United States Government, the State of Wisconsin, and Georgia-Pacific Consumer Products, under which Glatfelter resolved its liability for the Lower Fox River and Green Bay environmental remediation and related Superfund litigation. Pursuant to the consent decree, the Company paid $20.5 million to the governments to settle claims for oversight costs.  In connection with the court’s approval of the consent decree, the Company reduced its reserve for the Fox River matter by $2.5 million during the first quarter. This amount is excluded from adjusted earnings reported herein.

Balance Sheet and Other Information

Cash and cash equivalents totaled $76.7 million as of March 31, 2019, and net debt was $313.8 million compared with $269.1 million at the end of 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first three months of 2019 and 2018, totaled $5.9 million and $20.1 million, respectively.  Adjusted free cash flow for the three months of 2019 was $(30.0) million compared with $(15.9) million in 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Discontinued Operations

On October 31, 2018, we completed the previously announced sale of our Specialty Papers business unit on a cash-free and debt-free basis to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg for $360 million.

The results of operations for our Specialty Papers business unit have been classified as discontinued operations for all periods presented in the consolidated statements of income.

Glatfelter Reports First Quarter 2019 Results	page 4

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first quarter results.  The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance.  Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2019 Earnings Release Conference Call

When:	Tuesday, April 30, 2019, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	5188809

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	April 30, 2019, 2:00 p.m. through May 14, 2019, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	5188809

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports First Quarter 2019 Results	page 5

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended March 31
In thousands, except per share	2019	2018
Net sales	$229,133	$211,207
Costs of products sold	193,516	174,647
Gross profit	35,617	36,560
Selling, general and administrative expenses	24,622	29,931
Gains on dispositions of plant, equipment and timberlands, net	(669)	(1,116)
Operating income	11,664	7,745
Non-operating income (expense)
Interest expense	(4,746)	(3,450)
Interest income	505	54
Other, net	(962)	(323)
Total non-operating expense	(5,203)	(3,719)
Income from continuing operations before income taxes	6,461	4,026
Income tax provision	1,858	1,762
Income from continuing operations	4,603	2,264

Discontinued operations:
Income before income taxes	714	4,459
Income tax provision	31	1,007
Income from discontinued operations	683	3,452
Net income	$5,286	$5,716

Basic earnings per share
Income from continuing operations	$0.10	$0.05
Income from discontinued operations	0.02	0.08
Basic earnings per share	$0.12	$0.13

Diluted earnings per share
Income from continuing operations	$0.10	$0.05
Income from discontinued operations	0.02	0.08
Diluted earnings per share	$0.12	$0.13

Cash dividend declared per common share	$0.13	$0.13

Weighted average shares outstanding
Basic	44,027	43,700
Diluted	44,279	44,567

Glatfelter Reports First Quarter 2019 Results	page 6

Business Unit Financial Information

(unaudited)

Three months ended March 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$128.7	$141.6	$100.4	$69.6	$—	$—	$229.1	$211.2
Costs of products sold	106.6	114.7	86.0	59.7	0.9	0.2	193.5	174.6
Gross profit (loss)	22.1	26.9	14.4	9.9	(0.9)	(0.2)	35.6	36.6
SG&A	10.8	11.6	4.4	2.7	9.4	15.6	24.6	29.9
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(0.7)	(1.1)	(0.7)	(1.1)
Total operating income (loss)	11.3	15.3	10.0	7.2	(9.6)	(14.8)	11.7	7.7
Non operating expense	—	—	—	—	(5.2)	(3.7)	(5.2)	(3.7)
Income (loss) before income taxes	$11.3	$15.3	$10.0	$7.2	$(14.8)	$(18.5)	$6.5	$4.0

Supplementary Data
Metric tons sold (thousands)	31.5	36.3	33.2	23.8	—	—	64.7	60.1
Depreciation, depletion and amortization	$6.7	$7.4	$5.3	$2.8	$0.8	$1.1	$12.8	$11.3
Capital expenditures	3.2	5.1	2.2	13.2	0.5	1.8	5.9	20.1

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Three months ended March 31
In thousands	2019	2018

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(24,145)	$(7,149)
Investing activities	(7,240)	(18,939)
Financing activities	(23,611)	15,842

Depreciation, depletion and amortization	12,788	11,336
Capital expenditures	5,865	20,068

	March 31	December 31
	2019	2018
Balance Sheet Data
Cash and cash equivalents	$76,666	$142,685
Total assets	1,297,865	1,339,754
Total debt	390,426	411,747
Shareholders’ equity	536,188	538,898

Glatfelter Reports First Quarter 2019 Results	page 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•	Strategic initiatives. These adjustments primarily reflect one-time professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives.
•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of Composite Fibers in response to changes in business conditions and costs related to the organizational change to a functional operating model.  The costs are primarily related to executive separation, other headcount reduction efforts, professional fees, asset write-offs and certain contract termination costs.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Fox River environmental matter. This adjustment reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating results.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35% to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended March 31
In thousands	2019	2018

Cash from operations	$(24,145)	$(7,149)
Less: Capital expenditures	(5,865)	(20,068)
Add back: Airlaid capacity expansion	-	11,320
Adjusted free cash flow	$(30,010)	$(15,897)

Net Debt	March 31	December 31
In thousands	2019	2018

Current portion of long-term debt	$19,852	$10,785
Long term debt	370,574	400,962
Total	390,426	411,747
Less: Cash	(76,666)	(142,685)
Net Debt	$313,760	$269,062

Glatfelter Reports First Quarter 2019 Results	page 8

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter (NYSE: GLT) is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $950 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.